Exhibit 99.4

9201 Central Expressway Dallas, TX 75231

News Release

Contacts:	Media – Jerry Ostergaard, Allegiance Telecom, 708/218-5160, jerry.ostergaard@algx.com Chad Couser, XO Communications, 703/547-2746, chad.couser@xo.com

ALLEGIANCE TELECOM  ACQUIRED BY XO COMMUNICATIONS

DALLAS, June 23, 2004 — Allegiance Telecom, Inc., a national local exchange carrier providing competitive telecom services to business, announced the completion of its acquisition by XO Communications, Inc. (OTCBB: XOCM.OB) of Reston, Va.  The combination of the two companies creates the nation’s largest provider of national local telecommunications services focused exclusively on businesses.

Allegiance selected XO in February 2004, as the winning bidder to purchase substantially all of the assets of Allegiance Telecom and its subsidiaries, including the stock of Allegiance Telecom’s regulated operating subsidiaries.  Under the terms of the purchase agreement, XO paid approximately $322 million in cash and issued approximately 45.38 million shares of XO common stock to Allegiance Telecom.   XO Communications has been managing the acquired Allegiance Telecom business under the terms of an operating agreement since April 14, 2004.

Shared Technologies, the customer premise equipment  (CPE) installation and maintenance business that was formerly a part of Allegiance Telecom, operates as a free-standing enterprise based in Coppell, Texas.  Its stock is being held for the benefit of, or distributed to, the Allegiance Telecom creditors.

XO Communications is a leading provider of national and local telecommunications services to businesses, large enterprises and telecommunications companies.  XO offers a complete portfolio of services, including local and long distance voice, dedicated Internet access, private networking, data transport, and Web hosting services as well as bundled voice and Internet solutions.  XO provides these services over an advanced, national facilities-based IP network and serves more than 70 metropolitan markets across the United States.  For more information, visit www.xo.com.

Allegiance Telecom is a facilities-based national local exchange carrier headquartered in Dallas, Texas.  It announced financial restructuring plans under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2003. As a leader in competitive local service for medium and small businesses, Allegiance offers “One source for business telecomTM” - a complete package of telecommunications services, including local, long distance, international calling, high-speed data transmission and Internet services and a full suite of customer premise communications equipment and service offerings.

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Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. The words “believes,” “expects,” “estimates,” “anticipates,” “plans,” “will be” and “forecasts” and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements were derived using numerous assumptions and are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from those stated in such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, the impact of the bankruptcy filing and transactions entered into in connection therewith (including the potential sale of some or all of the company’s assets and operations) on the Company’s business, the Company’s ability to timely and effectively provision new customers; the Company’s ability to retain existing customers, the Company’s ability to develop and maintain efficient billing, customer service and information systems; and technological, regulatory or other developments in the industry and general economy that might adversely affect the Company.  Additional factors are set forth in the Company’s SEC reports, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.